Exhibit 99.1

AudioEye Announces $1.48 Million Preliminary 3Q Bookings and New Equity Financing

Demand for Inclusion & Usability Drives Growing Addressable Market for Digital Accessibility

TUCSON, Ariz., Oct. 10, 2017 /PRNewswire/ -- AudioEye, Inc. (OTCQB: AEYE) ("AudioEye" or the "Company") today announced preliminary results of its 2017 third quarter, ending September 30, 2017. The Company secured new client cash contract bookings ("cash contract bookings" or "bookings") of $1.48 million. Year-to-date bookings through the first nine months of 2017 stand at $4.7 million, compared to new client bookings of $1.9 million for the full year 2016. In August, the Company provided a 2017 bookings outlook of $5.5 million to $6.5 million, increased from an initial projected range of $4.0 to $6.0 million.

"AudioEye's strong bookings momentum from the first two quarters continued into the third quarter, despite the traditional slow down we usually see across our business segments during the third quarter of the year," said AudioEye CEO Todd Bankofier. "We believe the market is gaining greater awareness that 15-20% of site users are not fully able to access or consume the available digital content on many sites, and this increased awareness is driving our rapid expansion in multiple vertical markets. We have experienced a recent acceleration in contracts with government and education customers. This awareness has also significantly increased demand for strategic partnerships between AudioEye and industry-dominant third-party platforms operating in our target vertical markets."

The Company also announced that its qualified new business pipeline remains in excess of $4.8 million, compared to approximately $3.2 million as of the end of the third quarter of 2016.

Third quarter bookings were anchored by two large client acquisitions, including a large federal government agency and a national restaurant ownership group.

"One of our most recent clients, an independent federal agency, was seeking to improve usability of digital resources on their site. They were drawn to the AudioEye Ally Toolbar as the ideal solution, addressing a wide range of issues from low vision to dyslexia to mobility. The Ally Toolbar positively impacts a user's ability to effectively consume the client's digital content," added Mr. Bankofier. "AudioEye was founded with a commitment to equal digital access for all, and while we still have a long way to go, we are pleased to see organizations increasingly realizing how web design decisions can either include or exclude millions of people."

AudioEye also announced that it has raised $1.5 million in additional equity proceeds to provide working capital for expansion and growth through a Common Stock Purchase agreement with certain investors for the issuance and sale of up to 12,500,000 shares of its unregistered common stock.

"Large shareholders have recognized our business execution and stepped up once again to provide us with the capital needed to fund growth," stated AudioEye Executive Chairman, Dr. Carr Bettis.

About AudioEye, Inc.
AudioEye's software enables every enterprise, from corporations to government agencies, to make their content more consumable through technology.

More accessible. More usable. More people.

AudioEye's common stock trades on the OTCQB under the symbol "AEYE." The Company maintains offices in Tucson, Atlanta and Washington D.C. For more information about AudioEye and its online accessibility solutions, please visit https://www.audioeye.com.

Forward-Looking Statements
Any statements in this press release about AudioEye's expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are "forward-looking statements" as that term is defined under the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as "believe", "anticipate", "should", "intend", "plan", "will", "expects", "estimates", "projects", "positioned", "strategy", "outlook" and similar words. You should read the statements that contain these types of words carefully. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what is expressed or implied in such forward-looking statements, including the risk that the Company's bookings will not increase as currently expected or at all and the risk that the Company's capital needs will be greater than anticipated. There may be events in the future that AudioEye is not able to predict accurately or over which AudioEye has no control. Other risks are described more fully in AudioEye's filings with the Securities and Exchange Commission. Forward-looking statements reflect management's analysis as of the date of this press release and AudioEye urges you not to place undue reliance on these forward-looking statements. AudioEye does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or uncertainties after the date hereof or to reflect the occurrence of unanticipated events.

For Further information, please contact:

Matt Kreps
Darrow Associates Investor Relations
(512) 696-6401
mkreps@darrowir.com

David Kovacs
Strategic Advisor
AudioEye, Inc.
(520) 308-6143